Exhibit 10.1

CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective the 10th day of March, 2004, by and between Mercari Communications Group, Ltd., a Colorado corporation (“Company”), and First Equity Capital Securities, Inc., 1776 Broadway — Suite 1403, New York, NY 10019 (“Consultant”). This Agreement is made with reference to the following agreed facts:

     A.    The Company is a publicly-owned corporation whose common stock is registered under the Securities Exchange Act of 1934, as amended (“1934 Act”). The Company has not yet filed its Annual Report on Form 10-KSB for the fiscal year ended May 31, 2003, nor Forms 10-QSB for the quarters ended August 31, 2003, November 30, 2003 and February 29, 2004.

     B.    The Company's present business plan is to complete an acquisition or merger transaction with one or more privately owned businesses.

     C.    The Company intends to hold a special meeting of its shareholders for the purpose of approving a change of the Company’s name and a reverse stock split to accommodate a future acquisition transaction. The Company filed with the Securities and Exchange Commission a Preliminary Information Statement and received comments from the SEC Staff and anticipates that the comments can be cleared, the Information Statement mailed to its shareholders and a special meeting of shareholders (“Shareholders’ Meeting”) held promptly after the Company has become current in its reporting obligations under the 1934 Act, and no later than April 30, 2004.

     D.    Consultant has experience in providing private placement financing for companies and assisting in business combinations and has agreed to assist the Company in the manner described in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, the Company and the Constants agree as follows:

      1.    Engagement.

          (a)   The Company hereby engages Consultant as its exclusive placement agent and investment banker with respect to Financings and/or Transactions (as defined below) upon the terms and conditions set forth herein. In connection with such engagement, Consultant may also assist the Company for the following purposes:

o	To assist the Company to seek and evaluate potential acquisition or merger target companies.

o	To advise the Company in evaluating and revising its capital structure in connection with any acquisition transaction.

          (b)    The Company has indicated to Consultant an interest in pursuing an acquisition strategy that will include the acquisition by the Company of a potential company (the “Acquisition Strategy”) that will be conditioned upon the Company obtaining Financing. A Term Sheet annexed hereto as Schedule A further describes the proposed Acquisition Strategy. In that regard, Consultant understands that the Company seeks Financing in the amount of approximately $3,000,000 from the sale of securities of the Company. It is acknowledged and agreed that any Financing and/or Transaction is on a best efforts basis only. This Agreement should not be construed as a firm commitment or guarantee of any Financing and/or Transaction. Consultant and the Company agree and acknowledge that the decision to consummate a Financing and/or Transaction shall be in the Company’s sole and absolute discretion; provided, however, if the Company does not consent to a specific Transaction proposed by Consultant that is consistent with Schedule A and includes a Financing, Consultant shall have the right to terminate this Agreement upon written notice to the Company

          (c)    It is understood and acknowledged by the parties that the value of Consultant’s advice is not readily quantifiable, and that Consultant shall be obligated to render advice upon the request of the Company, in good faith, but shall not be obligated to spend any specific amount of time in so doing.

          (d)    The Company acknowledges that all opinions and advice (written or oral) given by Consultant to the Company in connection with Consultant’s engagement are intended solely for the benefit and use of the Company in considering the Transaction or Financing to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Consultant to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Consultant, or use Consultant’s name in any annual reports or any other reports or releases of the Company without Consultant’s prior written consent, which shall not be unreasonably withheld.

          (e)    The Company acknowledges that Consultant is in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Consultant in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company’s business and properties.

     (f)    The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, Consultant will use and rely on data, material and other information furnished to Consultant by the Company. The Company acknowledges and agrees that in performing its services under this engagement, Consultant may rely upon the data, material and other information supplied by the Company without independently verifying its accuracy, completeness or veracity, except to the extent Consultant has actual knowledge to the contrary. The Company represents and warrants to Consultant that all such information concerning the Company provided by the Company in response to requests made by Consultant or otherwise, will be true, accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. Consultant shall be under no obligations to make an independent appraisal of assets or an investigation or inquiry as to any information regarding, or any representations of, any other participant in a Transaction and/or Financing, and shall have no liability with regard thereto. The Company acknowledges and agrees that Consultant will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company without any independent investigation or verification thereof or independent appraisal by Consultant of the Company or its business or assets. If, in Consultant’s opinion after completion of its due diligence process, the condition of the Company, financial or otherwise, and its prospects are not substantially as represented or do not fulfill Consultant’s expectations, Consultant shall have the sole discretion to review and determine its continued interest in proposed Financings and/or Transactions. The Company further represents and agrees that (i) the Company is not obligated to pay any finder in connection with any proposed Financing and/or Transaction pursuant to this Agreement and in any and all events that if any parties other than Consultant (“Other Parties”) seek compensation relating to the closing of any proposed Financing and/or Transaction, Consultant shall be entitled to receive its full compensation from the Company as set forth in this Agreement and that Consultant shall have no obligation whatsoever to pay any Other Parties, (ii) the Company shall deliver at the closing of each Financing and/or Transaction conducted hereunder (a) a certificate of each of the Company’s President and Secretary to the effect that the Company’s information provided to the Investors does not contain any untrue statement of material fact or fail to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and all necessary corporate approvals have been obtained to enable the Company to issue securities in accordance with the terms of the Financing and/or Transaction, and (b) an opinion of counsel for the Company satisfactory to Consultant to the effect that to such counsel’s information and belief, the Company’s information provided to the Investors does not (except with respect to the financial statements or forecasts as to which no opinion need be expressed) contain any untrue statement of material fact or fail to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and such other opinions as Consultant and/or Consultant’s counsel shall reasonably require, (iii) as of the date hereof, there is no litigation pending or involving the business or property of the Company, (iv) the Company owns or possesses its assets free of all encumbrances, (v) all taxes which are due and payable by the Company have been paid in full and the Company has no tax deficiency or claims outstanding or proposed against it, (vi) the Company currently has no liabilities or anticipated liabilities other than as estimated in Section 3 below, and (vii) the financial statements of the Company present the financial position as of the date thereof and for the periods presents and such financial statements have been prepared in accordance with generally accepted accounting principals.

     2.    Term. This Agreement shall be the exclusive arrangement by the Company involving a Transaction or Financing for a period from the date of this Agreement until six months following the date of the Shareholders’ Meeting. During the exclusive term of this Agreement, the Company shall not enter into any Transaction or Financing (or agreement or understanding with respect thereto) with any other Person without the prior written recommendation to do so from Consultant. Consultant shall have the right to terminate this Agreement at any time upon written notice to the Company.

      3.    Company Responsibilities. Promptly following the execution of this Agreement, the Company will undertake and complete the following actions at its own expense (the “Required Company Actions”):

o	Pay the Company’s independent auditors all unpaid fees for previous audits and 10-QSB services, estimated at $2,000.

o	Engage the Company’s independent auditors for the following:

(i) auditing of the Company's financial statements for its fiscal year ended May 31, 2003; and

     (ii) review of all financial statements included in quarterly reports on Form 10-QSB filed by the Company for its first three fiscal quarters of the fiscal year ending May 31, 2004, namely reports for the quarters ended August 31, 2003 and November 30, 2003, and the quarter ending February 28, 2004, together estimated at $3,500.

o	Pay the Company’s corporate counsel all unpaid fees for services performed through the date of this Agreement, estimated at $7,500.

o

Take all necessary actions in connection with finalizing, filing, clearing and mailing the Company’s Information Statement in connection with the Shareholders’ Meeting and finalizing filings of the Company’s reports on Forms 10-KSB and 10-QSB through February 29, 2004, estimated at $8,000.

o	Pay amounts owed to a filing service for previous EDGAR filings and for anticipated EDGAR filings of 1934 Act reports and Information Statement, estimated at $2,500

      4.   Compensation; costs and Expenses.

          (a)    In consideration for the services rendered by Consultant to the Company pursuant to this Agreement, upon the closing of each Financing, the Company shall pay to Consultant a cash financing fee (the “Financing Fee”) equal to seven percent (7%) of the gross proceeds in such Financing (before any deductions for expenses, fees or otherwise), which will be payable from the proceeds of the Financing. Gross proceeds shall include the amount of any bridge loans of an acquisition target that is converted into equity in connection with a Financing, provided that Consultant assisted in the target’s procurement of such bridge loans. Securities acquired or otherwise received by financing sources (“Investors”) are referred to as “Securities.” In addition, the Company shall issue to Consultant and/or its designees warrants (the “Warrants”) to purchase such number of shares of the common stock of the Company equal to ten (10%) of the aggregate number of shares of common stock purchased by the Investors. The Warrants shall be purchased for a nominal sum and shall be exercisable for a period of five years from the date of Closing with an exercise price per share equal to the effective per share price paid by the Investors for the Securities. The terms of the Warrants shall be set forth in one or more agreements (the “Warrant Agreements”) in form and substance reasonably satisfactory to Consultant and the Company. The Warrant Agreements shall contain customary terms, including without limitation, provisions for cashless exercise, change of control, antidilution, and customary demand and piggyback registration rights. For the purposes of this Agreement, the term “Financing” shall mean any debt financing or equity investment in the Company or any combination thereof.

          (b)    For the purpose of this Agreement, “Transaction” shall mean merger, business combination or reorganization, acquisition and/or purchase of all or substantially all of the securities or stock or assets of another company, or any similar transaction or combination thereof.

          (c)    Consultant shall not be entitled to reimbursement of any business expenses or other obligations, which he may incur unless such expenses or obligations are specifically preapproved in writing by the Company. Notwithstanding the foregoing to the contrary, in the event that a Transaction and Financing is consummated, the Company shall reimburse Consultant for all reasonable fees and disbursements of Consultant’s outside counsel and Consultant’s reasonable travel and out-of-pocket expenses incurred in connection with the services performed by Consultant pursuant to this Agreement, including without limitation, filing fees, printing and duplicating costs, postage, hotel, food and associated expenses including long-distance telephone calls.

          (d)    In the event that this Agreement shall not be renewed or if terminated for any reason, notwithstanding any such non-renewal or termination, Consultant shall be entitled to a full fee as provided under Section 4 hereof, for any Transaction and/or Financing for which the discussions were conducted during the term of this Agreement by the Company or by Consultant on behalf of the Company which is consummated within a period of twelve (12) months after non-renewal or termination of this Agreement. Upon termination of this Agreement, Consultant shall provide the Company with a written list of parties with whom it had discussions in connection with any Transaction and/or Financing, which list shall govern the operation of this paragraph.

     5.    Indemnification. Since Consultant will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Consultant have entered into a separate indemnification agreement substantially in the form attached hereto as Schedule B and dated the date hereof, providing for the indemnification of Consultant by the Company. Consultant has entered into this Agreement in reliance on the indemnities set forth in such indemnification agreement.

     6.    Assignment. The rights and obligations of the parties to this Agreement may not be assigned without the prior written consent of each other party to this Agreement. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

     7.    Status. Consultant is, and shall remain throughout the term of this Agreement, an independent contractor. Consultant is not now nor will he become an employee, partner, agent or principal of the Company, which this Agreement is in effect, and Consultant’s authority shall be limited strictly as described in this Agreement. No provision in this Agreement is intended to authorize Consultant, or any employee or affiliate of Consultant, to act for the Company in any respect or to make commitments on behalf of the Company. Consultant agrees that it is not an agent of the Company, nor entitled to the rights or benefits, which might be afforded to employees of the Company.

     8.    Nondisclosure and Confidentiality. It is expressly understood that Consultant may be required to share information made available to him by the Company with potential merger or acquisition candidates or representatives of such entities. Unless otherwise instructed by the Company, Consultant shall not be restricted in use of such information furnished by the Company with respect to their business dealings with such third persons. However, Consultant shall treat as confidential all information about the Company or its business and affairs with the Company requests in writing be held as confidential.

     9.    Entire Agreement. This Agreement and attached Schedules A and B constitute the entire Agreement between the parties, and supercedes all prior discussions, plans or arrangements relating to the subject of this Agreement. Modifications or amendments to this Agreement may only be made in writing, signed by all parties.

     10.    New York Law. This Agreement shall be governed by and construed in accordance with New York law. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

     11.    Arbitration.

          (a)    Disputes arising under this Agreement shall be settled by one arbitrator pursuant to the rules of the American Arbitration Association (the “AAA”) for Commercial Arbitration (the “Rules”). Such arbitration shall be held in New York City, New York, or at such other location as mutually agreed to by the parties to the dispute. Subject to any applicable limitations contained in this Agreement, arbitration may be commenced at any time by any party giving notice to the other party that a dispute has been referred to arbitration under this Section. The arbitrator shall be selected by joint agreement of the parties hereto, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the Rules from the panel of arbitrators maintained by the AAA. Any award of the arbitrator shall be accompanied by a written opinion giving the reasons for the award. The expense of the arbitration shall be borne by the parties in the manner determined in writing by the arbitrator. This arbitration provision shall be specifically enforceable by the parties. The determination of the arbitrator pursuant to this Section shall be final and binding on the parties and may be entered for enforcement before any court of competent jurisdiction.

          (b)    Notwithstanding any of the foregoing, either party may request injunctive and/or equitable relief either from the arbitrator or from a court in order to protect the rights or property of the party, pending the resolution of the dispute by arbitration as provided hereunder. For the purpose of requesting an injunction and/or equitable relief from a court, the parties agree to submit to the exclusive personal jurisdiction and venue of the District Court of the City and County of Denver and the United States District Court for the Southern District of New York. The parties hereby waive trial by jury in any action or proceeding involving, directly or indirectly, any matter in any way arising out of or in connection with this Agreement.

     12.    Attorneys’ Fees. The prevailing party in any dispute arising out of or based upon this Agreement shall be entitled to recover all reasonable attorneys’ fees and all costs as may be incurred in connection with either obtaining or collecting any decision in arbitration or judgment, in addition to any other relief granted.

     13.    Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be original and all of which taken together shall constitute one and the same Agreement. This Agreement may be executed and delivered by exchange of facsimile copies showing the parties’ signatures, and those signatures need not be affixed to the same copy. The facsimile copies showing the signatures of the parties will constitute originally signed copies of the same Agreement requiring no further execution.

     14.    Notices. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

If to the Company, to: c/o Robert W. Marsik 1960 White Birch Drive Vista, California 92083 If to Consultant, to: First Equity Capital Securities, Inc. 1776 Broadway - Suite 1403 New York, NY 10019

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date stated above.

CONSULTANT: FIRST EQUITY CAPITAL SECURITIES, INC By: /s/ Ken Levine Ken Levine Dated	COMPANY: MERCARI COMMUNICATIONS GROUP, LTD., a Colorado corporation By: /s/ Robert W. Marsik 3-19-04 Robert W. Marsik Dated

1

SCHEDULE A
Indemnification Provisions

In connection with the engagement of FIRST EQUITY CAPITAL SECURITIES, INC. (‘Consultant”) by MERCARI COMMUNICATIONS GROUP, LTD. (the “Company”) pursuant to an agreement dated March 10, 2004 between the Company and Consultant as it may be amended from time to time (the “Letter Agreement”), the Company, hereby agrees as follows:

1.

In connection with or arising out of or relating to the engagement of Consultant under the Letter Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Letter Agreement, the Company agrees to reimburse Consultant, its affiliates and their respective directors, officers, employees, agents and controlling persons (each an “Indemnified Party”) promptly upon demand for actual, out-of-pocket expenses (including reasonable fees and expenses for legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in respect thereof (collectively, a “Claim”). The Company also agrees (in connection with the foregoing) to indemnify and hold harmless each Indemnified Party from and against any and all out-of-pocket losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, including any amount paid in settlement of any litigation or other action (commenced or threatened) to which the Company shall have consented in writing (such consent not to be unreasonably withheld), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this sentence in respect of any loss, claim, damage or liability to the extent that a court or other agency having competent jurisdiction shall have determined by final judgement (not subject to further appeal) that such loss, claim, damage or liability was incurred solely as a direct result of the willful misconduct or gross negligence of such Indemnified Party.

2.

An Indemnified Party shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any Claim. The Company shall pay the reasonable fees and expenses of such legal counsel, and such counsel shall to the fullest extent, consistent with its professional responsibilities, cooperate with the Company and any legal counsel designated by the Company.

3.

The Company will not, without the prior written consent of each Indemnified Party settle, compromise or consent to the entry of any judgement in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person against whom such Claim may be brought hereunder from any and all liability arising out of such Claim.

4.

In the event the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party’s losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient (i) in such portion as appropriately reflects the relative benefits received by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the matters as to which losses, claims, damages or liabilities relate, or (ii) if the allocation provided by (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other out-of-pocket fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Consultant’s share of the liability hereunder shall not be in excess of the amount of fees actually received by Consultant under the Letter Agreement (excluding any amounts received as reimbursement of expenses by Consultant).

1

5.

It is understood and agreed that, in connection with Consultant’s engagement by the Company under the Letter Agreement, Consultant may also be engaged to act for the Company in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written agreements. These Indemnification Provisions shall apply to the engagement under the Letter Agreement and to any such additional engagement and any modification of such additional engagement; provided, however, that in the event that the Company engages Consultant to act as a dealer manager in an exchange or tender offer or as an underwriter in connection with the issuance of securities by the Company or to furnish an opinion letter, such further engagement may be subject to separate indemnification and contribution provisions as may be mutually agreed upon.

6.

These Indemnification Provisions shall remain in full force and effect in connection with the transaction contemplated by the Letter Agreement whether or not consummated, and shall survive the expiration of the period of the Letter Agreement, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Letter Agreement or otherwise.

7.	Each party hereto consents to personal jurisdiction and service of process and venue in any court in the State of New York in which any claim for indemnity is brought by any Indemnified Person.

8.

These Indemnification Provisions may be executed in any number of counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument. These Indemnification Provisions may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

2

FIRST EQUITY CAPITAL SECURITIES, INC.
By Its Authorized Signatory:

By:       Ken Levine
Name: Ken Levine
Title: President

MERCARI COMMUNICATIONS GROUP, LTD.

By:       Robert W. Marsik
Name: Robert W. Marsik
Title: President

3

SCHEDULE B
TERM SHEET

4